Exhibit 23.1

Audit •Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S1 of Deyu Agriculture Corp. of our report dated March 18, 2010, except for Note 1 as to which the date is May 12, 2010, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2009 and 2008 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Prospectus.

/s/ KCCW

KCCW Accountancy Corp.

Diamond Bar, California
October 5, 2010

KCCW Accountancy Corp.
22632 Golden Springs Dr. #230, Diamond Bar, CA 91765, USA
Tel: +1 909 348 7228 • Fax: +1 626 529 1580 • info@kccwcpa.com